Exhibit 99.1

Allied Gaming & Entertainment Announces Postponement of its 2024 Annual Meeting of Stockholders

New York, NY (December 23, 2024) – Allied Gaming & Entertainment, Inc. (NASDAQ: AGAE) (the “Company” or “AGAE”), a global experiential entertainment company, announced today the postponement of its 2024 Annual Meeting of Stockholders (“Annual Meeting”), originally scheduled for December 30, 2024, due to the previously disclosed lawsuit filed by Knighted Pastures LLC (“Knighted”) against the Company which prevents the Annual Meeting from being held prior to its conclusion. The Company believes that the lawsuit is yet another attempt by Knighted and its Managing Partner, Roy Choi, to pursue their scheme to gain control of the Company at a discounted price below the Company’s cash value to further their own short-term interests, while destroying long-term value for all stockholders of AGAE.

As a result of this pending lawsuit and in accordance with the litigation schedule order, the Company must reschedule its previously scheduled Annual Meeting, along with all related deadlines, until after the lawsuit is resolved. The Company currently is unable to determine the exact date of the Annual Meeting. The Company will provide an update to stockholders as soon as it is able to set the Annual Meeting date.

About Allied Gaming & Entertainment

Allied Gaming & Entertainment Inc. (Nasdaq: AGAE) is a global experiential entertainment company focused on providing a growing world of gamers and concertgoers with unique experiences through renowned assets, products and services. For more information, visit alliedgaming.gg.

Forward Looking Statements

This communication contains certain forward-looking statements under federal securities laws. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “intend” or “continue,” the negative of such terms, or other comparable terminology. These statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in these forward-looking statements. The inclusion of such information should not be regarded as a representation by the Company, or any person, that the objectives of the Company will be achieved.

Investor Contact:

Addo Investor Relations

ir@alliedgaming.gg